Exhibit 99.1

PINNACLE ENTERTAINMENT REPORTS 2017 FIRST QUARTER FINANCIAL RESULTS

LAS VEGAS, May 10, 2017 - Pinnacle Entertainment, Inc. (NASDAQ: PNK) ("Pinnacle" or the "Company") today reported financial results for the first quarter ended March 31, 2017.

Anthony Sanfilippo, Chief Executive Officer of Pinnacle Entertainment, commented, “Broadly, we are pleased with the 2017 first quarter operational performance across our portfolio of businesses. The key indicators of our regional gaming markets are steadily improving and we are carrying significant positive momentum in 2017.

"Today, we reported 2017 first quarter net revenues of $640.0 million, Consolidated Adjusted EBITDAR of $174.9 million, and Income from continuing operations of $17.2 million. Our 2017 first quarter same-store financial results were adversely impacted by low table games hold percentage, principally at L'Auberge Lake Charles and Ameristar East Chicago, as well as by an out of period adjustment that reduced the net revenues and Adjusted EBITDAR of Ameristar Kansas City. In aggregate, we estimate these factors had an unfavorable impact of $9.2 million on same-store Consolidated Adjusted EBITDAR, relative to the prior year period. Additionally, The Meadows experienced low table games hold percentage. Adjusting for these factors reveals a growing Company and encouraging momentum, with our portfolio of businesses producing its third consecutive quarter of same-store year over year net revenue growth.

“The 2017 second quarter is off to an excellent start, with April same-store net revenues increasing by 2.8% year over year. Our flow through was strong in April, with same-store Consolidated Adjusted EBITDAR increasing by 5.7% and margins expanding by 83 basis points. April 2017 same-store performance was driven in part by high table games hold percentage at L’Auberge Lake Charles. During the month, The Meadows produced its best Adjusted EBITDAR performance since we acquired this business in September 2016. We have a positive outlook for the remainder of 2017 given the strong underlying demand trends in our markets and the financial performance of our businesses so far this year.

“We continue to make progress on several key strategic operational initiatives, including increasing our marketing effectiveness, the development of Asian gaming entertainment offerings at the businesses across our portfolio, and generating higher levels of cross-market visitation.

“Our marketing strategy continues to be a key area of focus for our Company. Rated play trends were strong within our core VIP guest segments, with trips and spend per trip both growing in the mid-single digits on a same-store basis in the 2017 first quarter. Overall, same-store spend per trip increased at a high single digit pace. We believe these results underscore the power of our mychoice guest loyalty program in effectively tailoring premium offerings to our most valuable guests.

"Enhanced Asian gaming entertainment offerings at select locations throughout our portfolio have been a significant growth driver given the focused capital and operational resources we have put in place to develop this important segment of our business over the past several years. We currently have dedicated Asian gaming and food offerings at six of our businesses, including, Ameristar East Chicago, Ameristar Kansas City, Ameristar St. Charles, Boomtown New Orleans, L’Auberge Lake Charles, and River City. Rated Asian gaming volume grew 13% in the 2017 first quarter, with five of the six properties that have targeted Asian gaming offerings growing this metric in the double digits. We believe we can continue to grow Asian gaming volumes at the locations that currently have targeted amenities in this area, and we intend to further develop this opportunity at additional locations within our portfolio.

"Another strategic initiative is growing cross-market visitation by leveraging the distribution of our 16 high quality gaming entertainment businesses, National Casino Marketing network and the universal mychoice guest loyalty program. We generated an 18% increase in cross-business visitation in 2016, with sequentially stronger performance each quarter of last year. Growth of cross-market gaming volume accelerated to 25% in the 2017 first quarter, representing the sixth consecutive quarter of growth.

“Our Company has many unique assets and attributes, including a compelling mix of premium gaming, hotel, culinary, and other entertainment amenities, our mychoice guest loyalty program, and over 16,000 team members focused on providing memorable experiences to our guests in highly desirable locations throughout the U.S. We are ideally positioned to benefit from the ongoing improvement we see in regional gaming trends and are excited by the growth trajectory and future prospects of our Company," concluded Mr. Sanfilippo.

2017 First Quarter Highlights:

•	Net revenues were $640.0 million, an increase of $60.0 million or 10.3% year over year. Net revenues included $69.2 million from The Meadows Racetrack and Casino ("The Meadows").

•
Income from continuing operations decreased by $23.7 million to $17.2 million from $40.9 million in the prior year, while the related margin decreased to 2.7% from 7.1% in the prior year. GAAP diluted net income per share was $0.28 versus $0.65 in the prior year.

•	Consolidated Adjusted EBITDAR was $174.9 million, an increase of $2.5 million or 1.5% year over year. Consolidated Adjusted EBITDAR included $11.4 million from The Meadows.

•
Relative to the prior year period, management estimates that low table games hold percentage, principally at L’Auberge Lake Charles and Ameristar East Chicago, and an out of period adjustment that decreased the net revenues and Adjusted EBITDAR of Ameristar Kansas City had an aggregate adverse impact of $9.2 million on 2017 first quarter same-store Consolidated Adjusted EBITDAR. In addition, The Meadows was negatively impacted by low table games hold percentage.

•	2017 first quarter results include strong performances at Ameristar Black Hawk, Ameristar Council Bluffs, Belterra Resort, Belterra Park, Boomtown New Orleans, L'Auberge Baton Rouge and River City.

•
Consolidated Adjusted EBITDAR margin decreased by 240 basis points year over year to 27.3%. Same-store Consolidated Adjusted EBITDAR margin decreased by 110 basis points to 28.6%, which was driven primarily by the adverse impact of the factors noted above.

•	Consolidated Adjusted EBITDA, net of Lease Payments, was $75.5 million, a decrease of $3.9 million or 4.9% year over year.

•	Conventional Debt was approximately $925 million as of March 31, 2017, reflecting approximately $28 million of repayments during the 2017 first quarter.

Summary of First Quarter Results

(amounts in thousands, except per share data)	Three months ended March 31,
	2017	2016

	(unaudited)
Net revenues (1)	$639,974	$580,025
Income from continuing operations (3)	$17,208	$40,893
Income from continuing operations margin (3)	2.7%	7.1%
Consolidated Adjusted EBITDAR (1,2)	$174,855	$172,350
Consolidated Adjusted EBITDAR margin (1,2)	27.3%	29.7%
Consolidated Adjusted EBITDA, net of Lease Payments (1,2)	$75,538	$79,391
Operating income (3)	$111,011	$105,684
GAAP net income attributable to Pinnacle Entertainment, Inc.	$17,217	$41,026
Diluted net income per share	$0.28	$0.65

(1)
The Company's financial results for the three months ended March 31, 2017 reflect the second full quarter of contribution from The Meadows, including net revenues of $69.2 million and Adjusted EBITDAR of $11.4 million. The Company made rent payments for the Meadows Lease of $6.4 million for the three months ended March 31, 2017.

(2)
For a further description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments, please see the “Glossary of Terms” and “Non-GAAP Financial Measures” and the reconciliations to the GAAP equivalent financial measures below.

(3)
Income from continuing operations and operating income for the three months ended March 31, 2017 include $0.8 million in pre-opening, development and other costs and $0.5 million of write-downs, reserves and recoveries, net, versus $5.3 million and $2.9 million, respectively, in the prior year period.

2017 First Quarter Operational Overview
Carlos Ruisanchez, President and Chief Financial Officer of Pinnacle Entertainment, commented on the Company's 2017 first quarter operational performance, “We are proud of the execution across our portfolio in the 2017 first quarter and the focus by our team members to improve how we operate our businesses. There were a number of stand-out performances in the 2017 first quarter, particularly at Belterra Park, L'Auberge Baton Rouge, and River City, which we believe will be key drivers of our performance over the remainder of 2017. Belterra Park, L'Auberge Baton Rouge, and River City produced all-time quarterly record Adjusted EBITDAR results in the 2017 first quarter, and there is growing momentum at The Meadows."

Midwest Segment
On an as reported basis, inclusive of contributions from The Meadows, net revenues in the Midwest segment increased by $61.7 million or 18.8% year over year to $390.3 million in the 2017 first quarter. Adjusted EBITDAR increased by $5.4 million or 5.0% year over year to $112.9 million and Adjusted EBITDAR margin was 28.9%, a decrease of 380 basis points year over year.

On a same-store basis, excluding contributions from The Meadows, net revenues decreased by $7.5 million or 2.3% year over year to $321.1 million and Adjusted EBITDAR decreased by $6.0 million or 5.6% to $101.5 million. On this same basis, Adjusted EBITDAR margin was 31.6%, a decrease of 110 basis points year over year.

2017 first quarter Midwest segment results reflect a $3.2 million out of period adjustment that reduced the net revenues and Adjusted EBITDAR of Ameristar Kansas City. Additionally, 2017 first quarter operating results for the Midwest segment were negatively impacted by an unfavorable calendar, which included one less Saturday versus the prior year period, as well as by low table games hold percentage at Ameristar East Chicago and The Meadows.

On the performance in the Midwest, Mr. Ruisanchez commented, "The Meadows contributed $69.2 million in net revenues and $11.4 million in Adjusted EBITDAR in the 2017 first quarter, our second full quarter since welcoming this business into the Pinnacle family. We have made significant strides in integrating systems, implementing and standardizing operating processes, and improving operational efficiency to unlock the significant value inherent in this business. A key area of opportunity we see at The Meadows is further developing the table gaming business and cross-market visitation to enhance its profitable revenue streams. We see these efforts bearing fruit, with table gaming volume increasing in excess of 30% year over year at The Meadows in the 2017 first quarter. Operational improvement initiatives at The Meadows are a key priority of the Company in 2017, and we anticipate a meaningful improvement in its run rate cash flow production over the balance of 2017. We are confident this business will be an increasing contributor to our overall cash flow profile in the coming quarters.

“Belterra Park is another key growth driver of our Company, which also achieved a quarterly record Adjusted EBITDAR in the 2017 first quarter. Belterra Park produced its strong 2017 first quarter results by profitably growing its gaming revenues and market share, while improving marketing efficiency. The property produced net revenue growth in the mid-single digits, Adjusted EBITDAR growth in the mid-teens, and margin expansion of approximately 110 basis points in the 2017 first quarter. We are encouraged by the progress of this business over the past eighteen months and believe it will continue to profitably grow its financial contribution to our Company.

"River City generated mid-single digit Adjusted EBITDAR growth on low single digit net revenue growth in the 2017 first quarter. Adjusted EBITDAR margins increased by approximately 120 basis points year over year. River City continues to experience non-gaming revenue growth from the ramp of new food and beverage outlets in addition to strong group sales during the quarter. Additionally, cost discipline permitted strong flow-through and margin expansion at River City," concluded Mr. Ruisanchez.

Belterra Resort generated mid-single digit net revenue growth and Adjusted EBITDAR growth in excess of 20%. Adjusted EBITDAR margins increased by approximately 270 basis points year over year. These results were driven by low single digit growth in gaming revenues, mid-single digit growth in non-gaming revenues, significant group sales growth, and reductions in general marketing expenses.

Ameristar Council Bluffs generated low single digit growth in both net revenues and Adjusted EBITDAR, with margins essentially unchanged year over year. Ameristar Council Bluffs' financial performance was driven by a low single digit increases in both gaming revenue and non-gaming revenue.

Ameristar East Chicago experienced net revenues and Adjusted EBITDAR declines in the mid-single digits and low double-digits, respectively. Adjusted EBITDAR margins decreased by approximately 160 basis points year over year. Operating performance at Ameristar East Chicago was negatively impacted by a mid-single digit revenue decline. The 2017 first quarter operating performance of Ameristar East Chicago was adversely impacted by low table games hold percentage.

Ameristar St. Charles experienced a low single digit decline in net revenues and a mid-single digit decline in Adjusted EBITDAR. Operating performance at Ameristar St. Charles was negatively impacted by a low single digit decline in gaming revenues.

South Segment
In the South segment, net revenues decreased by $1.2 million or 0.6% year over year to $192.5 million in the 2017 first quarter. Adjusted EBITDAR decreased by $2.8 million or 4.3% to $61.8 million. Adjusted EBITDAR margin was 32.1%, a decrease of 130 basis points year over year. 2017 first quarter operating results for the South segment were negatively impacted by an unfavorable calendar, which included one less Saturday versus the prior year period, as well as by low table games hold percentage at L'Auberge Lake Charles.

On the performance of L'Auberge Baton Rouge, Mr. Ruisanchez continued, “L'Auberge Baton Rouge is growing at an accelerating pace across all areas of its business. In the 2017 first quarter, L’Auberge Baton Rouge established quarterly records in net revenues, Adjusted EBITDAR and Adjusted EBITDAR margin. Net revenues grew at a double-digit pace and Adjusted EBITDAR grew in excess of 25%, resulting in margin expansion of approximately 430 basis points. L'Auberge Baton Rouge profitably increased its market share by approximately 140 basis points year over year, and the business generated an 11% increase in guest visitation. These results were accomplished in conjunction with operating expense discipline and a reduction in marketing reinvestment rate," concluded Mr. Ruisanchez.

Boomtown New Orleans experienced mid-single digit Adjusted EBITDAR growth and low single digit net revenue growth, resulting in margin expansion of approximately 40 basis points. These positive financial results were driven by high hotel occupancy rates, low double-digit growth in table gaming volume and cost discipline.

L'Auberge Lake Charles' net revenues declined in the mid-single digits, while Adjusted EBITDAR declined at a high-teens percentage rate, resulting in margin compression of approximately 470 basis points. L'Auberge Lake Charles experienced a mid-single digit decline in gaming revenues. The 2017 first quarter operating performance of L'Auberge Lake Charles was adversely impacted by low table games hold percentage, which rebounded in April 2017.

Ameristar Vicksburg saw a mid-single digit decline in net revenues and a low double-digit decline in Adjusted EBITDAR, resulting in margin compression of 290 basis points year over year. The financial results of Ameristar Vicksburg were driven by low single digit declines in gaming revenues and non-gaming revenues.

West Segment
West segment net revenues were $56.0 million in the 2017 first quarter, a decrease of $0.5 million or 0.9% year over year. Adjusted EBITDAR was $20.5 million, a decrease of $0.4 million or 1.9% year over year. Adjusted EBITDAR margin was 36.6%, a decrease of 40 basis points year over year. 2017 first quarter West segment results were negatively impacted by an unfavorable calendar, which included one less Saturday versus the prior year period.

Ameristar Black Hawk produced modest growth in Adjusted EBITDAR, with net revenues unchanged year over year. Adjusted EBITDAR margins increased approximately 40 basis points year over year. The additional flow-through was driven by a mid-single digit increase in table gaming volume and marketing expense discipline.

The Jackpot properties experienced low single digit net revenue and mid-teens Adjusted EBITDAR declines in the 2017 first quarter. These declines were driven by adverse weather conditions in Jackpot, Nevada that led to road closures and decreased visitation to this business in January and February.

Corporate Expenses and Other
Corporate expenses and other, which is principally comprised of corporate overhead expenses, as well as the Heartland Poker Tour and Retama Park Racetrack management operations, decreased by $0.3 million in the 2017 first quarter to $20.3 million.

Financial Strategy Progress
On the Company's financial strategy and balance sheet progress, Mr. Ruisanchez commented, "We improved our debt profile by repaying $28 million of Conventional Debt in the first quarter. Our liquidity profile is strong with nearly $150 million of cash on hand and over $225 million of available capacity on our revolving credit facility. As we progress through 2017, we expect our financial profile to strengthen further, due to a combination of additional debt repayment and growth of our Consolidated Adjusted EBITDAR.

“We are encouraged by the growing momentum across our portfolio and the improving trends in our gaming markets. We continue to make progress operating our businesses more effectively, and are focused on additional opportunities to create value for our shareholders," concluded Mr. Ruisanchez.

Lease Payments

	For the three months ended March 31,
	2017	2016

	(amounts in thousands, unaudited)
Reduction of financing obligation related to Master Lease (1)	$11,797	$—
Interest expense attributable to financing obligation from Master Lease (1)	81,162	—
Total payments to GLPI related to Master Lease (1)	$92,959	$—

Long-term prepaid rent (2)	$2,275	$—
Rent expense attributable to Meadows Lease (2)	4,083	—
Total payments to GLPI related to Meadows Lease (2)	$6,358	$—

(1)
The Company completed its transactions with GLPI and entered into the Master Lease on April 28, 2016. The Company began accruing and making rent payments as of the closing date, as the Master Lease was not in effect for the three months ended March 31, 2016.

(2)
The Company completed the acquisition of the operations of The Meadows and entered into the Meadows Lease on September 9, 2016. The Company began making rent payments as of the closing date, as the Meadows Lease was not in effect for the three months ended March 31, 2016.

Interest Expense

	For the three months ended March 31,
	2017	2016

	(amounts in thousands, unaudited)
Interest expense attributable to financing obligation from Master Lease	$81,162	$—
Amount attributable to fees and interest expense on Conventional Debt (1)	13,105	59,900
Interest income	(154)	(82)
Capitalized interest	(5)	(25)
Interest expense, net	$94,108	$59,793

(1)
Represents fees and interest expense attributable to the Company's Conventional Debt, which was issued at the closing of the transactions with GLPI on April 28, 2016. The three months ended March 31, 2016 represents fees and interest expense related to debt from borrowed money under the Former Pinnacle debt capital structure.

Liquidity and Capital Expenditures

Liquidity
As of March 31, 2017, the Company had approximately $149.2 million in cash and cash equivalents. As of March 31, 2017, approximately $173.4 million was drawn on the Company's $400.0 million revolving credit facility and approximately $9.2 million of letters of credit were outstanding.

As of March 31, 2017, the Company had a total principal balance of Conventional Debt of $925 million, a decrease of approximately $28 million compared to the balance as of December 31, 2016.

Capital Expenditures
Capital expenditures were approximately $16.9 million in the 2017 first quarter and related to the Company's existing assets, businesses and corporate initiatives.

Investor Conference Call
Pinnacle Entertainment will hold a conference call for investors today, Wednesday, May 10, 2017, at 10:00 a.m. Eastern Time (7:00 a.m. Pacific Time) to discuss its 2017 first quarter financial and operating results. Investors may listen to the call by dialing (706) 679-7241. The code to access the conference call is 5413775. Investors may also listen to the conference call live over the Internet at www.pnkinc.com.

A replay of the conference call will be available to all interested parties in the Events & Presentations section of the Company’s Investor Relations website following its conclusion. The Company’s Investor Relations website can be accessed at http://investors.pnkinc.com.

Glossary of Terms

Adjusted EBITDAR: is defined for each segment as earnings before interest income and expense; income taxes; depreciation; amortization; rent expense associated with the Meadows Lease, which the Company accounts for as an operating lease; pre-opening, development and other costs; non-cash share-based compensation; asset impairment costs; write-downs, reserves, recoveries; gain (loss) on sale of certain assets; loss on early extinguishment of debt; gain (loss) on sale of equity security investments; income (loss) from equity method investments; non-controlling interest; and discontinued operations. The Company uses Adjusted EBITDAR to compare operating results among its properties and between accounting periods.
Adjusted EBITDAR margin: is defined as each segment’s Adjusted EBITDAR divided by net revenues for such segment. The Company uses Adjusted EBITDAR margin to compare operating results among its properties and between accounting periods.
Adjusted Lease Payments: is defined as Lease Payments adjusted as if the Master Lease had been in place for the entirety of the applicable prior year period, as the Company owned and operated the 14 gaming entertainment businesses associated with the Master Lease in both time periods. Lease Payments associated with the Meadows Lease are actual lease payments included in the current year period, the prior year period lease payments were not adjusted for the Meadows Lease as the Company did not own and operate that business in the applicable prior year period or consolidate its financial results for that time period.
Cash Income Taxes: is defined as the cash payments made for income taxes to Federal and State governmental agencies during the period.
Cash Interest Expense: is defined as the cash paid for interest on Conventional Debt in the period.
Capital expenditures: is defined as cash payments made in connection with capital improvements at the Company's existing operating businesses, for corporate initiatives or on growth and expansion projects, both stand alone and to improve the Company's existing operating businesses. These reflect cash payments made during the period as opposed to accrued capital expenditures reflected in the financial statements.
Consolidated Adjusted EBITDAR: is defined as earnings before interest income and expense, income taxes, depreciation, amortization, pre-opening, development and other costs, non-cash share-based compensation, asset impairment costs, write-downs, reserves, recoveries, gain (loss) on sale of certain assets, loss on early extinguishment of debt, gain (loss) on sale of equity security investments, income (loss) from equity method investments, non-controlling interest, discontinued operations and rent expense associated with the Meadows Lease, which the Company accounts for as an operating lease. Management eliminates the results from discontinued operations.
Consolidated Adjusted EBITDA, net of Lease Payments: is defined as Consolidated Adjusted EBITDAR (which is defined above) minus Adjusted Lease Payments (which is defined above).
Consolidated Adjusted EBITDAR Margin: The Company defines Consolidated Adjusted EBITDAR margin as Consolidated Adjusted EBITDAR divided by revenues on a consolidated basis.
Conventional Debt: is defined as debt from borrowed money, which substantially consists of the outstanding principal amount from the Company's senior secured credit facilities, which consists of a $400 million revolving credit facility, a term loan A facility, a term loan B facility and the Company's 5.625% Senior Notes due 2024.

Financing Obligation: is defined as the liability recorded on the Company's balance sheet in connection with the Master Lease. As a result of the transaction with GLPI, the Company's Master Lease with GLPI is accounted for as a financing obligation in accordance with GAAP. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI under the Master Lease over the remaining lease term, which includes all renewal options. The derivation of the present value of the future minimum lease payments is made using an imputed borrowing rate of 10.5%.
Former Pinnacle: is defined as Pinnacle Entertainment, Inc. prior to the spin-off of its operating businesses and the sale of substantially all of its real estate assets to GLPI on April 28, 2016.
Lease Payments: is defined as cash rent payments made to GLPI for the Master Lease and the Meadows Lease. The Company’s initial annual rent payment is $377 million under the Master Lease. The Company began making rent payments to GLPI under the Master Lease on April 28, 2016. The Company’s initial annual rent payment is $25.4 million under the Meadows Lease. The Company began making rent payments to GLPI under the Meadows Lease on September 9, 2016.
Master Lease or GLPI Master Lease: is defined as the lease the Company entered into on April 28, 2016 through which it leases real property for the operation of 14 gaming entertainment businesses from GLPI. The lease has a 35-year term, with an initial term of 10-years and five, five year renewal periods (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x, and periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning in lease year three).
Meadows Lease: is defined as the lease the Company entered into on September 9, 2016 through which it leases real property for the operation of The Meadows gaming entertainment business. The lease has a 10-year initial term with renewal terms up to a total of 29 years (at the Company's option). The Master Lease is subject to annual escalation, contingent upon meeting a minimum rent coverage ratio of 1.8x in lease year one, 1.9x in lease year two, and 2.0x thereafter. Additionally, the lease is subject to periodic percentage rent resets equal to 4% of the increase/decrease of average trailing revenue above/below benchmark year revenues in each reset year (resets occur every two years, beginning in lease year three).

Non-GAAP Financial Measures

The Non-GAAP Financial Measures used in this press release include Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.
The Company uses Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin as relevant and useful measures to compare operating results between accounting periods. The presentation of Consolidated Adjusted EBITDAR has economic substance because it is used by management as a performance measure to analyze the performance of its business and is especially relevant in evaluating large, long-lived casino-hotel projects because it provides a perspective on the current effects of operating decisions separated from the substantial, non-operational depreciation charges and financing costs of such projects. Management also reviews pre-opening, development and other costs separately, as such expenses are also included in total project costs when assessing budgets and project returns, and because such costs relate to anticipated future revenues and income. Management believes that Consolidated Adjusted EBITDAR and Consolidated Adjusted EBITDAR margin are useful measures for investors because they are indicators of the strength and performance of ongoing business operations. These calculations are commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare operating performance and value of companies within our industry. Consolidated Adjusted EBITDAR also approximates the measures used in the debt covenants within the Company’s debt agreements. Consolidated Adjusted EBITDAR does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company compensates for these limitations by using other comparative measures to assist in the evaluation of operating performance.
In addition, the Company uses Consolidated Adjusted EBITDA, net of Lease Payments as a relevant and useful measure to compare operating results between accounting periods. Management believes that Consolidated Adjusted EBITDA, net of Lease Payments is useful to investors because it is an indicator of the performance of ongoing business operations after incorporating the cash flow impact of Adjusted Lease Payments and to assess the historical impact of the Adjusted Lease Payments as if they had been incurred in prior evaluation periods.
Not all of the aforementioned benefits and costs occur in each reporting period, but have been included in the definitions based on historical activity.
Each of these measures is not calculated in the same manner by all companies and, accordingly, may not be an appropriate measure of comparing performance among different companies. See the attached “supplemental information” tables for reconciliations of these measures to the GAAP equivalent financial measures.
About Pinnacle Entertainment
Pinnacle Entertainment, Inc. owns and operates 16 gaming entertainment businesses, located in Colorado, Indiana, Iowa, Louisiana, Mississippi, Missouri, Nevada, Ohio and Pennsylvania. Pinnacle holds a majority interest in the racing license owner, as well as a management contract, for Retama Park Racetrack outside of San Antonio, Texas.

Forward Looking Statements
All statements included in this press release, other than historical information or statements of historical fact, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Words such as, but not limited to, “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “could,” “may,” “will,” “should,” and similar expressions are intended to identify forward-looking statements. Such forward-looking statements, may include, without limitation, statements regarding the Company’s business generally, expected results of operations and future operating performance and future growth, including in the second quarter of 2017; adequacy of resources to fund development and expansion projects, liquidity, financing options, including the state of the capital markets and our ability to access the capital markets; the state of the credit markets and economy, cash needs, cash reserves, operating and capital expenses, expense reductions, the sufficiency of insurance coverage, anticipated marketing costs at various projects; the future outlook of the Company and the gaming industry and pending regulatory and legal matters; the ability of the Company to continue to meet its financial and other covenants governing its indebtedness and the Master Lease and Meadows Lease; the Company’s ability to successfully integrate the operations of the Meadows into the Company and the expected synergies and benefits of the acquisition of the operations of the Meadows, the Company’s anticipated future capital expenditures; the ability to implement strategies to improve revenues and operating margins at the Company’s properties; reduce costs and debt; the Company’s ability to successfully implement marketing programs to increase revenue at the Company’s properties; and the Company’s ability to improve operations and performance at the Company’s properties. All forward-looking statements rely on a number of assumptions, estimates and data concerning future results and events and are subject to a number of uncertainties and other factors, many of which are outside the Company’s control that could cause actual results to differ materially from actual those reflected in such statements. Accordingly, Pinnacle cautions that the forward-looking statements contained herein are qualified by these and other important factors and uncertainties that could cause results to differ materially from those reflected by such statements. Additional factors and uncertainties include, but are not limited to: the Company’s sensitivity to reductions in consumers’ discretionary spending as a result of downturns in the economy; significant competition in the gaming industry in all of the Company’s markets, which could adversely affect the Company’s revenues and profitability; the Company is required to pay a significant portion of its cash flows pursuant to and subject to the terms and conditions of the Master Lease and Meadows Lease, which could adversely affect our ability to fund the Company’s operations and growth and limit the Company’s ability to react to competitive and economic changes; harm to the Company from cyber security attacks, which could adversely affect the Company’s revenues and profitability; the operating and financial restrictions on the Company imposed by the terms of the Company’s credit facility and the indenture and Master Lease and Meadows Lease; the Company may not be able to realize the synergies and benefits from the acquisition of the operations of the Meadows; and other risks, including those as may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). For more information on the potential factors that could affect the Company’s financial results and business, review the Company’s filings with the SEC, including, but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K.

References in this press release to "Pinnacle Entertainment, Inc.," "Pinnacle," "Company," "we," "our" or "us" refer to Pinnacle Entertainment, Inc. and its subsidiaries, except where stated or the context otherwise indicates.

Ameristar, Belterra, Boomtown, Casino Magic, Heartland Poker Tour, L’Auberge, River City, Meadows, mychoice, and Belterra Park are registered trademarks of Pinnacle Entertainment, Inc. All rights reserved.

Investor Relations & Financial Media
Vincent J. Zahn, CFA
Vice President & Treasurer
investors@pnkmail.com
(702) 541-7777

- financial tables follow -

Pinnacle Entertainment, Inc.
Condensed Consolidated Statements of Operations
(amounts in thousands, except per share data)

	For the three months ended March 31,
	2017	2016

	(unaudited)
Revenues:
Gaming	$574,169	$520,841
Food and beverage	33,255	31,995
Lodging	11,987	11,247
Retail, entertainment and other	20,563	15,942
Total revenues	639,974	580,025
Expenses and other costs:
Gaming	313,239	267,133
Food and beverage	31,414	29,910
Lodging	6,062	5,608
Retail, entertainment and other	8,292	4,513
General and administrative	112,615	104,862
Depreciation and amortization	56,018	54,096
Pre-opening, development and other costs	799	5,329
Write-downs, reserves and recoveries, net	524	2,890
Total expenses and other costs	528,963	474,341
Operating income	111,011	105,684
Interest expense, net	(94,108)	(59,793)
Income from continuing operations before income taxes	16,903	45,891
Income tax benefit (expense)	305	(4,998)
Income from continuing operations	17,208	40,893
Income from discontinued operations, net of income taxes	—	125
Net income	17,208	41,018
Less: Net loss attributable to non-controlling interest	9	8
Net income attributable to Pinnacle Entertainment, Inc.	$17,217	$41,026
Net income per common share—basic
Income from continuing operations	$0.31	$0.67
Income from discontinued operations, net of income taxes	—	0.00
Net income per common share—basic	$0.31	$0.67
Net income per common share—diluted
Income from continuing operations	$0.28	$0.65
Income from discontinued operations, net of income taxes	—	0.00
Net income per common share—diluted	$0.28	$0.65

Number of shares—basic	55,977	61,362
Number of shares—diluted	60,884	63,571

1

Pinnacle Entertainment, Inc.
Supplemental Information
Revenues, Adjusted EBITDAR, Consolidated Adjusted EBITDAR and
Consolidated Adjusted EBITDA, net of Lease Payments
(amounts in thousands, unaudited)

	For the three months ended March 31,
	2017	2016
Revenues:
Midwest (1,8)	$390,301	$328,560
South (2)	192,471	193,744
West (3)	55,977	56,555
Total Segment Revenues	638,749	578,859
Corporate and Other (4)	1,225	1,166
Total Revenues (8)	$639,974	$580,025

Adjusted EBITDAR:
Midwest (1,8)	$112,885	$107,456
South (2)	61,746	64,606
West (3)	20,489	20,918
Segment Adjusted EBITDAR	195,120	192,980
Corporate Expenses and Other (4)	(20,265)	(20,630)
Consolidated Adjusted EBITDAR (5,7,8)	174,855	172,350
Adjusted Lease Payments (6)	(99,317)	(92,959)
Consolidated Adjusted EBITDA, net of Lease Payments (5,7)	$75,538	$79,391
Consolidated Adjusted EBITDAR margin % (5,7)	27.3%	29.7%

(1)	Consists of Council Bluffs, East Chicago, Kansas City, St. Charles, Belterra Resort, Belterra Park, Meadows and River City.

(2)	Consists of Vicksburg, Bossier City, New Orleans, Baton Rouge, and Lake Charles.

(3)	Consists of Black Hawk, Cactus Pete's, and Horseshu.

(4)	Includes corporate expenses, as well as Heartland Poker Tour and results from the management of Retama Park Racetrack.

(5)
The GLPI Master Lease is accounted for as a financing obligation. Payments made to GLPI for the Master Lease are recorded as a reduction of the financing obligation on the balance sheet and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI for the Master Lease are not recorded as an operating expense and are not reflected in Consolidated Adjusted EBITDAR. The Meadows Lease is accounted for as an operating lease. The Company records rent expense related to this lease as an operating expense in its unaudited Condensed Consolidated Statements of Operations. Consolidated Adjusted EBITDAR is presented before the impact of rent expense associated with the Meadows Lease.

(6)
See Glossary of Terms for a detailed description of Adjusted Lease Payments. The Company made cash payments to GLPI for the Master Lease and Meadows Lease of $93.0 million and $6.4 million, respectively, in the three months ended March 31, 2017.

(7)
See Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

(8)
The Company's financial results for the three months ended March 31, 2017 reflect a full quarter of contribution from The Meadows, including net revenues of $69.2 million and Adjusted EBITDAR of $11.4 million.

2

Pinnacle Entertainment, Inc.
Condensed Consolidated Balance Sheets
(amounts in thousands)

	March 31, 2017	December 31, 2016
	(unaudited)
ASSETS
Cash and cash equivalents	$149,243	$185,093
Land, buildings, vessels and equipment, net	2,730,132	2,768,491
Other assets	1,124,466	1,123,483
Total assets	$4,003,841	$4,077,067

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Liabilities, other than long-term debt and long-term financing obligation	$282,142	$336,706
Long-term debt, including current portion (1)	909,937	936,700
Long-term financing obligation, including current portion (2)	3,151,501	3,163,299
Deferred income taxes	12,099	13,242
Total liabilities	4,355,679	4,449,947
Total stockholders' deficit	(351,838)	(372,880)
Total liabilities and stockholders' deficit	$4,003,841	$4,077,067

(1)
The March 31, 2017 balance represents Conventional Debt related to the Company's senior secured credit facilities and 5.625% Senior Notes due 2024, net of unamortized debt issuance costs and debt discount/premium. Total unamortized net debt issuance costs and discount were $14.6 million and $16.2 million as of March 31, 2017 and December 31, 2016, respectively.

(2)
The Master Lease is accounted for as a financing obligation. The financing obligation is calculated based upon the present value of the future minimum lease payments made to GLPI for the Master Lease over the remaining lease term, which includes all renewal options since they were reasonably assured of being exercised at the inception of the Master Lease. The derivation of the present value of the future minimum lease payments is calculated using an imputed borrowing rate of 10.5%.

3

Pinnacle Entertainment, Inc.
Supplemental Information
Principal Balances of Conventional Debt
(amounts in thousands)

	March 31, 2017	December 31, 2016
	(unaudited)
Revolving Credit Facility (1)	173,400	107,220
Term Loan A Facility (1)	178,062	180,375
Term Loan B Facility (1)	73,000	165,250
Senior Secured Credit Facilities	424,462	452,845
5.625% Senior Notes (2)	500,000	500,000
Other	75	76
Total Conventional Debt	$924,537	$952,921

(1)
Represents the outstanding principal amount of Conventional Debt from the Company's senior secured credit facilities, which consists of a revolving credit facility, a term loan A facility and a term loan B facility.

(2)
Represents the outstanding principal amount of Conventional Debt. As of March 31, 2017 and December 31, 2016, consists of the Company's 5.625% Senior Notes due 2024, $375.0 million of which was issued on April 28, 2016 and $125.0 million of which was issued on October 12, 2016.

4

Pinnacle Entertainment, Inc.
Supplemental Information
Selected Cash Flow Data
(amounts in thousands)

	For the three months ended March 31,
	2017	2016

	(unaudited)
Cash paid for interest related to Conventional Debt (1)	$4,331	$36,011
Cash paid for state and federal income taxes	$1,971	$14
Capital expenditures	$16,857	$21,884

(1)
Represents cash paid for fees and interest associated with the Company's Conventional Debt. The prior year period represents cash paid for interest related to debt from borrowed money under Former Pinnacle’s debt capital structure. The 5.625% Senior Notes due 2024 pay interest semi-annually on May 1st and November 1st of each year.

5

Pinnacle Entertainment, Inc.
Supplemental Information
Reconciliations of Consolidated Adjusted EBITDA, net of Lease Payments and
Consolidated Adjusted EBITDAR to Income from Continuing Operations and
Consolidated Adjusted EBITDAR Margin to Income from Continuing Operations Margin
(amounts in thousands, unaudited)

	For the three months ended March 31,
	2017	2016
Consolidated Adjusted EBITDA, net of Lease Payments (1,3)	$75,538	$79,391
Adjusted Lease Payments (2)	99,317	92,959
Consolidated Adjusted EBITDAR (1,3)	174,855	172,350

Other benefits (costs):
Rent expense under the Meadows Lease	(4,083)	—
Depreciation and amortization	(56,018)	(54,096)
Pre-opening, development and other costs	(799)	(5,329)
Non-cash share-based compensation expense	(2,420)	(4,351)
Write-downs, reserves and recoveries, net	(524)	(2,890)
Interest expense, net	(94,108)	(59,793)
Income tax benefit (expense)	305	(4,998)
Income from continuing operations	$17,208	$40,893
Consolidated Adjusted EBITDAR margin % (3)	27.3%	29.7%
Income from continuing operations margin %	2.7%	7.1%

(1)
The Master Lease is accounted for as a financing obligation. Under this method, payments made to GLPI for the Master Lease are recorded as a reduction of the financing obligation on the balance sheet and as interest expense attributable to the financing obligation. As a result, rent payments made to GLPI for the Master Lease are not recorded as an operating expense and are not reflected in Consolidated Adjusted EBITDAR. The Meadows Lease is accounted for as an operating lease. Under this method, the Company records rent expense associated with this lease as an operating expense in its Condensed Consolidated Statements of Operations. Consolidated Adjusted EBITDAR is presented before the impact of rent expense associated with the Meadows Lease.

(2)
See Glossary of Terms for a detailed description of Adjusted Lease Payments. The Company made payments to GLPI for the Master Lease and Meadows Lease of $93.0 million and $6.4 million, respectively, during the three months ended March 31, 2017.

(3)
See the Glossary of Terms and discussion of Non-GAAP Financial Measures above for a detailed description of Consolidated Adjusted EBITDAR, Consolidated Adjusted EBITDAR margin and Consolidated Adjusted EBITDA, net of Lease Payments.

6